EXHIBITS 5.1

OPINION OF DAVIS POLK & WARDWELL LLP

February 23, 2012

Cobalt International Energy, Inc.
Two Post Oak Central
1980 Post Oak Boulevard, Suite 1200
Houston, TX 77056

Ladies and Gentlemen:

We have acted as counsel for Cobalt International Energy, Inc., a Delaware corporation (the “Company”), in connection with (i) the Reorganization Agreement (the “Reorganization Agreement”) dated December 8, 2009 between the Company, Cobalt International Energy, L.P., Cobalt Mergersub, Inc. and the other parties signatory thereto, pursuant to which certain shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), were issued, (ii) the Registration Statement on Form S-3 (File No. 333-171536) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration by the Company of certain securities, including shares of Common Stock, and (iii) the prospectus included in the Registration Statement (the “Basic Prospectus”), as supplemented by the prospectus supplement dated February 23, 2011 (the “Prospectus Supplement,” and together with the Basic Prospectus, the “Prospectus”) relating to the offering of up to 52,000,000 shares of Common Stock, including up to 15,700,000 shares of Common Stock (the “Primary Shares”) to be sold by the Company and up to 36,300,000 shares of Common Stock (the “Secondary Shares,” and together with the Primary Shares, the “Shares”) to be sold by the selling stockholders named in the Prospectus (the “Selling Stockholders”). The Shares include up to 7,800,000 shares of Common Stock subject to the underwriters’ over-allotment option, as described in the Prospectus.

We, as your counsel, have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed with or submitted to the Commission through its Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system (except for required EDGAR formatting changes) conform to the versions of such documents reviewed by us prior to such formatting, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based on the foregoing, we advise you that, in our opinion:

1.               When the Primary Shares have been duly issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the Prospectus which is a part of the Registration Statement, the Primary Shares will be validly issued, fully paid and non-assessable; and

2.               The Secondary Shares are validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the reference to our name under the caption “Validity of Securities” in the Prospectus which is a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP